Exhibit 99.2.8

GLOBAL NON-QUALIFIED SHARE OPTION AGREEMENT
FOR NON-EMPLOYEE Consultants
UNDER BeONE Medicines LTD.
2016 SHARE OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:	Ordinary Shares (as defined below)

Option Exercise Price per Share:	$_______________________
[Must be the higher of (a) 1/13 of the closing price of the Company’s ADSs as quoted on the NASDAQ on the date of grant, and (b) 1/13 of the average closing price of the Company’s ADSs quoted on the NASDAQ for the five trading days immediately preceding date of grant]

Grant Date:

Expiration Date:
[No more than 10 years]

Pursuant to the BeOne Medicines Ltd. 2016 Share Option and Incentive Plan as amended through the Grant Date (the “Plan”), and this Global Non-Qualified Share Option Award Agreement for Non-Employee Consultants, including any additional terms and conditions for the Optionee’s country set forth in the appendix attached hereto (the “Appendix,” and together with the Global Non-Qualified Share Option Award Agreement, the “Agreement”), BeOne Medicines Ltd., a corporation incorporated under the laws of Switzerland (the “Company”), hereby grants to the Optionee named above, who is a Consultant (as defined in the Plan) of the Company or a Subsidiary, an option (the “Share Option”) to purchase on or prior to the Expiration Date specified above, all or part of the number of ordinary registered shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), at the Option Exercise Price per Share specified above, subject to the terms and conditions set forth herein and in the Plan. The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares. The Option Exercise Price per ADS shall equal the Option Exercise Price per Share multiplied by 13. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.

1.              Exercisability Schedule. No portion of this Share Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator to accelerate the following exercisability schedule, this Share Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee has continuously provided service to the Company or a Subsidiary as either a Consultant or, if converted to employee, then as an employee or Consultant, on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date

_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________

In determining the number of vested Option Shares at the time of any exercise, the number of Option Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.

Once exercisable, this Share Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions of this Agreement and of the Plan.

2.              Manner of Exercise.

(a)             The Optionee may exercise this Share Option only in the following manner: from time to time on or prior to the Expiration Date of this Share Option, the Optionee may give written notice to the Administrator of Optionee’s election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the aggregate Option Exercise Price per Share may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) if permitted by the Administrator, through the delivery (or attestation to the ownership) of Ordinary Shares that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the aggregate Option Exercise Price per Share, provided that in the event the Optionee chooses to pay the aggregate Option Exercise Price per Share as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) if permitted by the Administrator, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate Option Exercise Price per Share; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the aggregate Option Exercise Price per Share, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of law, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Ordinary Shares to be purchased pursuant to the exercise of Share Options under the Plan and any subsequent resale of the Ordinary Shares will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the aggregate Option Exercise Price per Share by previously-owned Ordinary Shares through the attestation method (if permitted by the Administrator), the number of Ordinary Shares transferred to the Optionee upon the exercise of the Share Option shall be net of the Ordinary Shares attested to.

(b)             The Ordinary Shares purchased upon exercise of this Share Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to this Share Option unless and until this Share Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the Ordinary Shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Ordinary Shares.

(c)             The minimum number of Ordinary Shares with respect to which this Share Option may be exercised at any one time shall be 104 Ordinary Shares and shall be exercised in increments of 13 Ordinary Shares, unless the number of Ordinary Shares with respect to which this Share Option is being exercised is the total number of Ordinary Shares subject to exercise under this Share Option at the time.

(d)             Notwithstanding any other provision hereof or of the Plan, no portion of this Share Option shall be exercisable after the Expiration Date.

3.              Termination of Service Relationship.

(a)             If the Optionee ceases to be a Consultant to the Company or any of its Subsidiaries for any reason other than to effect a conversion to employee status, and thereafter, if the Optionee’s employment by the Company or any of its Subsidiaries is terminated for any reason except as set forth in Paragraphs 3(c), 3(d) and 3(e) below, any portion of this Share Option outstanding on such date may be exercised, to the extent exercisable on the date the Optionee ceased to provide services, for a period of three months after the date the Optionee ceased to provide services or until the Expiration Date, if earlier. Any portion of this Share Option that is not exercisable on the date the Optionee ceases to be a Consultant (or employee, if converted to employee status) to the Company or any of its Subsidiaries shall terminate immediately and be of no further force or effect. For the avoidance of doubt, if the Optionee ceases to be a Consultant (or employee, if converted to employee status) prior to any scheduled Exercisability Date, the Optionee will not earn or be entitled to any pro-rated vesting for any portion of time before the respective Exercisability Date during which the Optionee was a Consultant (or employee, if converted to employee status), nor will the Optionee be entitled to any compensation for lost vesting.

(b)             For purposes of this Share Option, the Optionee’s service relationship shall be considered terminated as of the date the Optionee is no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Optionee is rendering services or the terms of the Optionee’s service agreement, if any) and such date will not be extended by any notice period (e.g., the date would not be delayed by any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Optionee is rendering services or the terms of the Optionee’s service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively rendering services for purposes of the Share Option (including whether the Optionee may still be considered to be rendering services while on a leave of absence).

In the event that the Consultant converts to employee status, then the following additional provisions shall apply:

(c)             Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any unvested portion of this Share Option outstanding on such date shall become immediately vested and all vested Share Options may be exercised by the Optionee’s legal representative or legatee for a period of 12 months after the date of death or until the Expiration Date, if earlier.

(d)             Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s Disability, any unvested portion of this Share Option outstanding on such date shall become immediately vested and all vested Share Options may be exercised by the Optionee for a period of 12 months after the date of Disability or until the Expiration Date, if earlier. For purposes of this Agreement, “Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(e)             Termination for Cause. If the Optionee’s employment terminates for Cause, any portion of this Share Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company or a Subsidiary and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company or any Subsidiary; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony (or crime of similar magnitude under non-U.S. laws) or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of Disability) by the Optionee of the Optionee’s duties to the Company or any Subsidiary.

(f)              Notwithstanding any provision to the contrary in this Agreement, with respect to an Optionee who is a member of the Company's executive management team (as such term is used in the Company's Organizational Regulations, as in effect from time to time) (such Optionee, an “Executive Management Team Member”), the terms of vesting and exercisability of Share Options, including, but not limited to, whether vesting is accelerated and the period during which Share Option remain exercisable following the termination of such Optionee’s individual employment or consulting agreement, shall be governed exclusively by the terms of such Optionee’s individual employment or consulting agreement. In the event of any conflict between this Agreement and such Optionee’s individual employment or consulting agreement regarding the termination of employment or consultancy, the terms of such Optionee’s individual employment or consulting agreement shall exclusively control. For the avoidance of doubt, the terms “Death,” “Disability,” and “Cause,” as defined in Paragraph 3(c), (d), and (e), or any other reason as a result of which an Optionee’s individual employment or consulting agreement terminates, shall not apply to an Optionee who is an Executive Management Team Member; the terms of such Optionee’s individual employment or consulting agreement shall apply exclusively.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and Optionee’s representatives or legatees.

4.              Incorporation of Plan. Notwithstanding anything herein to the contrary, this Share Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.

5.              Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Share Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.              Responsibility for Taxes. The Optionee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary for which the Optionee renders services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable or deemed legally applicable to the Optionee (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Optionee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Share Option, including, but not limited to, the grant, vesting or exercise of this Share Option, the subsequent sale of Ordinary Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to and are under no obligation to structure the terms of the grant or any aspect of this Share Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee is or becomes subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(a)             In connection with any relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company (or its designated agent) to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from the proceeds of the sale of Ordinary Shares acquired upon exercise of this Share Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent).

(b)             Alternatively, the Company and/or the Service Recipient, or their respective agents, at their discretion, are authorized to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the Optionee’s cash compensation payable to the Optionee by the Company, the Service Recipient and/or any other Subsidiary; or (ii) withholding from Ordinary Shares to be issued to the Optionee upon exercise of this Share Option; or (iii) any other method of withholding determined by the Company and permitted by applicable law.

(c)             Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Optionee 's jurisdiction(s). In the event of over-withholding, the Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Ordinary Shares), or if not refunded, the Optionee may seek a refund from local tax authorities. In the event of under-withholding, the Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding from Ordinary Shares, for tax purposes, the Optionee will be deemed to have been issued the full number of Ordinary Shares subject to this Share Option, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.

(d)             While this Agreement is in effect, the Optionee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 6. The Optionee agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary Shares, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

7.              No Obligation to Continue as a Consultant or Service Provider. Neither the Plan nor this Share Option confers upon the Optionee any rights with respect to continuance as a Consultant or other service provider to the Company or a Subsidiary, and if the Consultant converts to employee status, neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Service Recipient to terminate the employment of the Optionee at any time.

8.              Integration. This Agreement constitutes the entire agreement between the parties with respect to this Share Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.              Nature of Grant. By accepting the Share Option, the Optionee acknowledges, understands and agrees that:

(a)             the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)             the Plan is operated and this Share Option is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Optionee may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Employer);

(c)             no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Optionee under this Agreement;

(d)             the grant of this Share Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Share Options, or benefits in lieu of Share Options, even if Share Options have been granted in the past;

(e)             all decisions with respect to future share options or other grants, if any, will be at the sole discretion of the Company;

(f)              the Optionee is voluntarily participating in the Plan;

(g)             the grant of this Share Option does not establish a service relationship between the Optionee and the Company;

(h)             unless otherwise agreed with the Company, this Share Option and the Ordinary Shares subject to this Share Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of a Subsidiary;

(i)              the future value of the Ordinary Shares underlying this Share Option is unknown, indeterminable, and cannot be predicted with certainty;

(j)              if the Ordinary Shares do not increase in value after the Grant Date, this Share Option will have no value;

(k)             no claim or entitlement to compensation or damages shall arise from forfeiture of this Share Option resulting from the termination of the Optionee’s service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Optionee is providing services or the terms of the Optionee’s service agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by applicable laws;

(l)              unless otherwise provided in the Plan or by the Company in its discretion, this Share Option and the benefits evidenced by this Agreement do not create any entitlement to have this Share Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and

(m)            neither the Company, the Service Recipient nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of this Share Option or of any amounts due to the Optionee pursuant to the exercise of this Share Option or the subsequent sale of any Ordinary Shares acquired upon exercise.

10.            Appendix. Notwithstanding any provision of this Global Share Option Award Agreement for Non-Employee Consultants, if the Optionee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, this Share Option shall be subject to the additional terms and conditions set forth in the Appendix for the Optionee’s country, if any. Moreover, if the Optionee relocates to one of the countries included in the Appendix during the term of this Share Option, the additional terms and conditions for such country shall apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.

11.            Language. The Optionee acknowledges that he or she is sufficiently proficient in English , or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Optionee to understand the terms of this Agreement. If the Optionee has received this Agreement, or any other documents related to this Share Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

12.            Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.            Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Optionee.

14.            Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Switzerland, applied without regard to conflict of law principles.

15.            Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts at the registered office of the Company, and no other courts, where this grant is made and/or to be performed, and no other courts.

16.            Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.            Imposition of Other Requirements. The Company reserves the right to impose other requirements on this Share Option and the Ordinary Shares acquired upon exercise of this Share Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.            Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company, or any third party designated by the Company.

19.            Insider Trading Restrictions / Market Abuse Laws. By accepting this Share Option, the Optionee acknowledges that he or she is bound by all the terms and conditions of any Company insider trading policy as may be in effect from time to time. The Optionee further acknowledges that the Optionee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Optionee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Share Option) or rights linked to the value of Ordinary Shares during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee placed before the Optionee possessed inside information.  Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow service providers and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. It is the Optionee’s responsibility to comply with any applicable restrictions, and the Optionee should speak to his or her personal advisor on this matter.

20.            Foreign Asset/Account, Exchange Control and Tax Reporting. The Optionee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Optionee’s ability acquire or hold Share Options or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Optionee’s country. The applicable laws of the Optionee’s country may require that he or she report such Share Options, Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Optionee’s country within a certain time period or according to certain procedures. The Optionee is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.

BeOne Medicines Ltd.

By:
Name:
Title:

The undersigned hereby agrees to the terms and conditions of the Agreement. Electronic agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Date:
Optionee’s signature

Optionee’s name and address:

[Signature Page to Global Non-Qualified Share Option Agreement for Non-Employee Consultants under the 2016 Share Option and Incentive Plan]

appendix

GLOBAL NON-QUALIFIED SHARE OPTION AWARD AGREEMENT
FOR non-EMPLOYEE consultants
UNDER BEONE MEDICINES Ltd.
2016 Share OPTION AND INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Non-Qualified Share Option Award Agreement for Non-Employee Consultants.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Share Options if the Optionee works and/or resides in one of the countries listed below. If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing (or is considered as such for local law purposes), or the Optionee transfers to a different country after the Share Options are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Optionee.

Notifications

This Appendix also includes information regarding certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Optionee exercises the Share Options or sells any Ordinary Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation. As a result, the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to the Optionee’s individual situation.

If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing (or is considered as such for local law purposes), or if the Optionee transfers to a different country after the Share Option is granted, the notifications contained in this Appendix may not be applicable to the Optionee in the same manner.

DATA PRIVACY PROVISIONS FOR ALL CONSULTANTS

(a)             Data Collection, Processing and Usage. The Company collects, processes, and uses certain personally-identifiable information about the Optionee; specifically, including the Optionee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Ordinary Shares or directorships held in the Company, and details of all Share Options or any other equity awards granted, canceled, exercised, vested, or outstanding in the Optionee’s favor (“Data”), which the Company receives from the Optionee or the Service Recipient. In granting the Share Options under the Plan, the Company will collect the Optionee’s Data for purposes of allocating Ordinary Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Optionee’s Data pursuant to the Company’s legitimate interest of managing the Plan and generally administering equity awards and to satisfy its contractual obligations under the terms of the Agreement.

(b)             Stock Plan Administration Service Provider. The Company transfers Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates (“MSSB”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Optionee’s Data with another company that serves in a similar manner. MSSB will open an account for the Optionee to receive and trade Ordinary Shares acquired under the Plan. The Optionee will be asked to agree on separate terms and data processing practices with MSSB, which is a condition to the Optionee’s ability to participate in the Plan.

(c)             International Data Transfers. The Company is incorporated under the laws of Switzerland and operates globally through various Subsidiaries. MSSB is based in the United States. The Company can only meet its contractual obligations to the Optionee if the Optionee’s Data is transferred to the Company and MSSB. The Company’s legal basis for the transfer of the Optionee’s Data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

(d)             Data Retention. The Company will use the Optionee’s Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means the Company may retain the Optionee’s Data after the Optionee’s service relationship has terminated. When the Company no longer needs the Optionee’s Data, the Company will remove it from its systems to the fullest extent practicable. If the Company keeps the Optionee’s Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)             Data Subject Rights. The Optionee may have a number of rights under data privacy laws in the Optionee’s country of residence. For example, the Optionee’s rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) request deletion of Data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Optionee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Optionee’s Data. To receive clarification regarding the Optionee’s rights or to exercise the Optionee’s rights, the Optionee should contact the Company’s human resources department.

AUSTRALIA

Notifications

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Share Options granted under the Plan, such that the Share Options are intended to be subject to deferred taxation.

Securities Law Information. If the Optionee acquires Ordinary Shares at exercise of the Share Options and offers the Ordinary Shares for sale to a person or entity resident in Australia, the Optionee’s offer may be subject to disclosure requirements under Australian law. The Optionee should obtain legal advice on his or her disclosure obligations prior to making any such offer.

Exchange Control Information. If the Optionee is an Australian resident, exchange control reporting is required for cash transactions exceeding a certain threshold and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Optionee’s behalf. If there is no Australian bank involved with the transfer, the Optionee will be required to file the report.

AUSTRIA

Notifications

Exchange Control Information. If the Optionee holds securities (including Ordinary Shares acquired under the Plan) or cash (including proceeds from the sale of Ordinary Shares) outside Austria, the Optionee may be subject to reporting obligations to the Austrian National Bank. If the value of the Ordinary Shares meets or exceeds a certain threshold, the Optionee must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meet or exceed a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

If the Optionee sells Ordinary Shares, or receives any cash dividends, the Optionee may have exchange control obligations if the Optionee holds the cash proceeds outside Austria. If the transaction volume of all the Optionee’s accounts abroad meets or exceeds a certain threshold, the Optionee must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Share Option, the Optionee acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the exercise of the Share Option, the receipt of any dividends, and the sale of the Ordinary Shares acquired under the Plan.

Labor Law Acknowledgment. By accepting and/or exercising the Share Option, the Optionee agrees that the Optionee is (i) making an investment decision, and (ii) the value of the underlying Ordinary Shares is not fixed and may increase or decrease without compensation.

Notifications

Exchange Control Information. If the Optionee is a Brazilian resident, the Optionee must submit an annual or quarterly declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than a certain threshold. Quarterly reporting is required if such amount exceeds a certain threshold. Assets and rights that must be reported include Ordinary Shares the Optionee acquires under the Plan and the proceeds realized from the sale of such Ordinary Shares or the receipt of any dividends and may include Share Options granted under the Plan.

CANADA

Terms and Conditions

Manner of Exercise. Notwithstanding Paragraph 2(a) of the Agreement, the Optionee will not be permitted to pay the Option Exercise Price by methods (ii) or (iv) set forth in Paragraph 2(a) of the Agreement.

No Obligation to Make Payment. This provision replaces Paragraph 9(c) of the Agreement:

Except as explicitly and minimally required under applicable legislation, no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Optionee under this Agreement;

No Compensation for Forfeiture. This provision replaces Paragraph 9(k) of the Agreement:

Except as explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from forfeiture of this Share Option resulting from the termination of the Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by applicable laws;

Termination of Service Relationship. The following provision replaces Paragraph 3(b) of the Agreement:

For purposes of this Share Option, the Optionee’s service relationship shall be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Optionee is rendering services or the terms of the Optionee’s service agreement, if any), and the Optionee’s right (if any) to earn, seek damages in lieu of, vest in, exercise, or otherwise benefit from any portion of this Share Option pursuant to this Agreement will be measured by, the date the Optionee is no longer actually providing services to the Company, one of its Subsidiaries, or the Service Recipient (the “Termination Date”).

Unless explicitly required by applicable legislation, the Termination Date shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, the Optionee will not earn or be entitled to any pro-rated vesting or extended exercisability for that portion of time before the Termination Date, nor will the Optionee be entitled to any compensation for lost vesting or exercisability.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting or exercisability during a statutory notice period, the Optionee’s right to vest, exercise, or otherwise benefit from this Share Option, if any, will terminate as of the last day of the Optionee’s the minimum statutory notice period, but the Optionee will not earn or be entitled to pro-rated vesting or exercisability if the vesting date or exercisability period falls after the end of the statutory notice period, nor will the Optionee be entitled to any compensation for lost vesting or exercisability. For further clarity, any reference to a termination of the Optionee’s service relationship or a date of termination under this Agreement or the Plan will be interpreted to mean the Termination Date.

The following provisions apply if the Optionee is a resident of Quebec:

Language Consent. Upon request, a French translation of the Plan and the Agreement will be made available to the Optionee as soon as reasonably practicable. The Optionee understands that, from time to time, additional information related to the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the Plan as soon as reasonably practicable.

Consentement Langue. Sur demande, une traduction française du Plan et de l'Accord sera mise à la disposition du Bénéficiaire dès que raisonnablement possible. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives au Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs au Plan dès que raisonnablement possible.

Data Privacy. This provision supplements the Data Privacy Provisions for All Consultants paragraph in this Appendix:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company, the Service Recipient and/or any other Subsidiary to disclose and discuss the Plan with their advisors. The Optionee further authorizes the Company and the Service Recipient to record such information and to keep such information in the Optionee’s file. The Optionee acknowledges and agrees that the Optionee’s personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, the Optionee also acknowledges that the Company, the Service Recipient, MSSB, and other parties involved in the administration of the Plan may use technology for profiling purposes and to make automated decisions that may have an impact on the Optionee or the administration of the Plan.

Notifications

Securities Law Information. The Optionee will not be permitted to sell or otherwise dispose of any Ordinary Shares acquired under the Plan within Canada. The Optionee will only be permitted to sell or dispose of any Ordinary Shares under the Plan if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the Nasdaq Global Select Market).

CHINA

Terms and Conditions

The following terms and conditions apply to the Optionee if the Optionee is subject to exchange control restrictions and regulations in China (regardless of the Optionee’s nationality and residency status), including the requirements imposed by the State Administration of Foreign Exchange (the “SAFE”), as determined by the Company in its sole discretion:

Restriction on Sale. Notwithstanding the Plan and any other provision of the Agreement to the contrary, the Optionee will not be permitted to sell any Ordinary Shares acquired under the Plan unless and until the necessary approvals have been obtained from the SAFE and remain effective, as determined by the Company in its sole discretion.

Designated Broker. The Optionee acknowledges that all Ordinary Shares acquired under the Plan will be deposited into a designated account established with a broker designated by the Company. The Optionee further acknowledges that the Optionee may not transfer Ordinary Shares out of the account at any time.

Sale of Ordinary Shares. The Optionee acknowledges and agrees that the Company may require the Optionee to sell any Ordinary Shares acquired under the Plan at such time(s) as determined by the Company in its discretion due to local legal and regulatory requirements, as well as the terms of any approval issued by the SAFE (including within a specified period following the Optionee’s termination of service). Further, the Optionee expressly and explicitly authorizes the Company to issue instructions, on the Optionee’s behalf, to the Company's designated broker or any other brokerage firm and/or third party administrator engaged by the Company to hold any Ordinary Shares and other amounts acquired under the Plan by the Optionee to sell such Ordinary Shares as may be required to comply with the terms of the Company's SAFE approval and/or applicable legal and regulatory requirements. In this regard, the Optionee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Ordinary Shares at any particular price.

Repatriation and Other Exchange Control Requirements.  The Optionee acknowledges and agrees that he or she will be required to immediately repatriate to China the cash proceeds from the sale of any Ordinary Shares the Optionee acquires under the Plan, as well as any cash dividends paid on such Ordinary Shares, through a foreign disbursement account held by the Company's designated broker to a special exchange control account established by a Subsidiary in China. The Optionee further acknowledges and agrees that any proceeds from the sale of any Ordinary Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to the Optionee. In this regard, the Optionee also understands that the proceeds will be delivered to the Optionee as soon as possible, but there may be delays in distributing the funds to the Optionee due to exchange control requirements in China. As proceeds will be paid to the Optionee in either U.S. dollars or Renminbi (at the Company's discretion), the Optionee understands that the Optionee may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this U.S. dollar account. The Optionee agrees to bear any remittance fees charged by banks or other financial institutions to handle the payment of my proceeds from the sale of Ordinary Shares. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Optionee acknowledges that the Company will not be liable for any costs, fees, lost interest or dividends or other losses the Optionee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

FRANCE

Terms and Conditions

Language Consent. By accepting the Share Options, the Optionee confirms having read and understood the documents relating to the Share Options which were provided to the Optionee in English.

En acceptant l'attribution d’actions gratuites « Share Options », le Optionee confirme avoir lu et compris les documents relatifs aux Share Options qui ont été communiqués au Optionee en langue anglaise.

Notifications

Type of Award. The Share Options are not granted as “French-qualified” awards and are not intended to qualify for special tax and social security treatment applicable under Sections L. 225-177 to L. 225-186 and Sections L. 22-10-56 to L. 22-10-58 of the French Commercial Code, as amended.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of a certain threshold in connection with the sale of securities (including Ordinary Shares acquired under the Plan) and/or the receipt of dividends paid on securities must be reported to the German Federal Bank (Bundesbank). In addition, the Optionee understands if the Optionee acquires Ordinary Shares with a value in excess of this amount under the Plan or sells Ordinary Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount, the Optionee must report the payment to the Bundesbank. The report must be filed either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. The Optionee should consult the Optionee’s personal legal advisor to ensure compliance with the applicable reporting requirements.

HONG KONG

Terms and Conditions

Sale of Shares. In the event the Share Option becomes exercisable within six (6) months of the Grant Date, the Optionee agrees not to sell any Ordinary Shares acquired upon exercise of the Share Option prior to the six-month anniversary of the Grant Date.

Notifications

Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Hong Kong residents are advised to exercise caution in relation to the offer. If Hong Kong residents are in any doubt about any of the contents of this document, they should obtain independent professional advice. The Share Options and Ordinary Shares acquired under the Plan do not constitute a public offering of securities under Hong Kong law and are available only to employees and certain other service providers of the Company or its Subsidiaries. The Agreement, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee or other service provider of the Company or any Subsidiary and may not be distributed to any other person.

ISRAEL

Notifications

Securities Law Information. This grant does not constitute a public offering under the Securities Law, 1968.

ITALY

Terms and Conditions

Plan Document Acknowledgement. By accepting the Share Option, the Optionee acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

The Optionee further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement: Paragraph 1: Exercisability Schedule; S Paragraph 6: Responsibility for Taxes; Paragraph 9: Nature of Grant; Paragraph 14: Choice of Law; Paragraph 15: Venue; Paragraph 17: Imposition of Other Requirements; Paragraph 18: Electronic Delivery and Acceptance; and the Data Privacy Provisions for all Consultants set forth above in this Appendix.

JAPAN

Notifications

Exchange Control Information. If the payment amount to purchase Ordinary Shares in one transaction exceeds a certain threshold, the Optionee must file a Payment Report with the Ministry of Finance (through the Bank of Japan or the bank through which the payment was effected). If the payment amount to purchase Ordinary Shares in one transaction exceeds a certain threshold, the Optionee must file a Securities Acquisition Report, in addition to a Payment Report, with the Ministry of Finance (through the Bank of Japan).

KOREA

Notifications

Exchange Control Information. If the Optionee sells Ordinary Shares acquired under the Plan and/or receives cash dividends on the Ordinary Shares, the Optionee may be required to file a report with a Korean foreign exchange bank, if the proceeds exceed USD 5,000 (per transaction) and are deposited into a non-Korean bank account. The Optionee acknowledges that the Optionee is solely responsible for complying with any applicable exchange control reporting obligations in Korea and understands that the Optionee should consult with a personal legal advisor to ensure compliance with any exchange control regulations applicable to any aspect of the Optionee’s participation in the Plan.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Notifications

Securities Law Information. The Optionee is being offered a Share Option which, if vested, will entitle the Optionee to acquire Ordinary Shares in accordance with the terms of the Agreement and the Plan. The Ordinary Shares, if issued, will give the Optionee a stake in the ownership of the Company. The Optionee may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, the Optionee will be paid only after all creditors and holders of preference shares (if any) have been paid. The Optionee may lose some or all of the Optionee’s investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Optionee may not be given all the information usually required. The Optionee will also have fewer other legal protections for this investment. The Optionee is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.

The Ordinary Shares (in the form of ADSs) are quoted on the Nasdaq Global Select Market. This means that if the Optionee acquires Ordinary Shares under the Plan, the Optionee may be able to sell the Ordinary Shares on the Nasdaq Global Select Market if there are interested buyers. The Optionee may get less than the Optionee invested. The price will depend on the demand for the Ordinary Shares.

For information on risk factors impacting the Company’s business that may affect the value of the Ordinary Shares, the Optionee should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at www.beonemedicines.com.

POLAND

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Ordinary Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds a certain threshold. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. In addition, transfers of funds into and out of Poland in excess of a certain threshold (or a different threshold if such a transfer of funds is connected with the business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Polish residents are required to store all documents related to any foreign exchange transactions for a period of five years. The Optionee understands that the Optionee is responsible for complying with all applicable exchange control regulations.

SINGAPORE

Terms and Conditions

Restrictions on Sale and Transferability. The Optionee hereby agrees that any Ordinary Shares acquired pursuant to the Share Options will not be sold or offered for sale in Singapore, unless such sale or offer is made: (i) after six (6) months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Notifications

Securities Law Information. The grant of the Share Options is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, under which it is exempt from the prospectus and registration requirements under the SFA and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

SPAIN

Terms and Conditions

Labor Law Acknowledgment. The following provision supplements Paragraph 9 of the Agreement:

By accepting the Share Option, the Optionee acknowledges that the Optionee consents to participation in the Plan and has received a copy of the Plan.

The Optionee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Share Options under the Plan to individuals who may be Consultants to the Company and its Subsidiaries throughout the world. This is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically bind the Company, the Service Recipient or any Subsidiary on an ongoing basis, other than as expressly set forth in the Plan the and the Agreement, (ii) this Share Option and any underlying Ordinary Shares shall not become part of any service contract (whether with the Company, the Service Recipient or any other Subsidiary) and shall not be considered a mandatory benefit or salary for any purposes (including severance compensation), or any other right whatsoever, and (iii) except as set forth in the Agreement, this Share Option shall cease vesting upon termination of service, as detailed below.

Except as set forth in the Agreement, a termination of service for any reason (including for the reasons listed below) will automatically result in the forfeiture of any unvested Share Option. In particular, the Optionee understands and agrees that the Option will be forfeited without entitlement to the underlying Ordinary Shares or to any amount as indemnification in the event of a termination of service prior to vesting by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, or individual or collective layoff with or without cause.

In addition, the Optionee understands that this offer would not be made but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Share Option shall be null and void.

Notifications

Securities Law Information. The Share Option does not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Optionee is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities held in such accounts (including Ordinary Shares acquired under the Plan) if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds a certain threshold.

Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed a certain threshold, no such declaration must be filed unless expressly required by the Bank of Spain.  If any of such thresholds were exceeded during the current year, the Optionee may be required to file the relevant declaration corresponding to the prior year; however, a summarized form of declaration may be available. The Optionee should consult with a personal legal advisor to ensure compliance with applicable exchange control reporting requirements.

SWEDEN

Terms and Conditions

Responsibility for Taxes. The following provision supplements Paragraph 6 of the Agreement:

Without limiting the Company’s and the Service Recipient’s authority to satisfy their withholding obligations for any Tax-Related Items as set forth in Paragraph 6 of the Agreement, by accepting the grant of the Share Options, the Optionee authorizes the Company and/or the Service Recipient to withhold or sell Ordinary Shares otherwise deliverable to the Optionee upon exercise in order to satisfy Tax-Related Items, regardless of whether the Company and/or the Service Recipient has an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Information. Neither this document nor any other materials relating to the Ordinary Shares (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services, as amended from time to time (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a Consultant to the Company or one of its Subsidiaries or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to Article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Supervisory Authority (FINMA).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for eligible service providers of the Company and any Subsidiary. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The Optionee understands and acknowledges that the Optionee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to a certain threshold per year. The Optionee further understands that if the transaction amount is a certain threshold or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. The Optionee acknowledges that the Optionee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

TURKEY

Notifications

Securities Law Information. Under Turkish law, the Optionee is not permitted to sell any Ordinary Shares acquired under the Plan in Turkey. The Ordinary Shares are currently traded on the Nasdaq Global Select Market, which is located outside Turkey, under the ticker symbol “ONC” and the Ordinary Shares may be sold through this exchange.

Financial Intermediary Obligation. The Optionee acknowledges that any activity related to investments in foreign securities (e.g., the sale of Ordinary Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board. The Optionee is solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Share Options are granted under the Plan only to select service providers of the Company and its Subsidiaries and are in the nature of providing equity incentives in the United Arab Emirates (“UAE”). The Plan and the Agreement are intended for distribution only to such service providers and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If the Optionee does not understand the contents of the Plan and the Agreement, the Optionee should consult an authorized financial adviser.

The Emirates Securities and Commodities Authority and the Central Bank have no responsibility for reviewing or verifying any documents in connection with the Plan. No other UAE authority or governmental agency has approved the Plan or the Agreement or taken any steps to verify the information set out herein, nor has any responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Paragraph 6 of the Agreement:

Without limitation to Paragraph 6 of the Agreement, the Optionee agrees that the Optionee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Service Recipient or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Optionee also agrees to indemnify and keep indemnified the Company or the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Optionee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Optionee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Service Recipient, as applicable, any NICs due on this additional benefit, which the Company or the Service Recipient may collect from the Optionee by any of the means referred to in Paragraph 6 of the Agreement.

URUGUAY

Terms and Conditions

Knowledge of Language. The Optionee expressly declares that the Optionee has full knowledge of English and that the Optionee read, understood and freely accepted the terms and conditions established in the Plan.

Conocimiento de Idioma. El Beneficiario (“Optionee”) declara expresamente que tiene pleno conocimiento del idioma inglés y que ha leído, comprendí y libremente acepté los términos y condiciones establecidas en el Plan.